UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: August 1, 2006

SAN Holdings, Inc.
(Exact name of registrant as specified in its charter)

Colorado	0-16423	84-0907969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9800 Pyramid Court, Suite 130, Englewood, CO 80112
(Address of Principal Executive Offices) (Zip Code)

 (303) 660-3933
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 2, 2006 (the “First Closing Date”), in the first of three closings of a private placement transaction exempt from registration under the Securities Act of 1933, as amended (the “Private Placement”), SAN Holdings, Inc. (the “Company”) issued shares of the Company’s series A preferred stock, no par value per share (“Series A Preferred Stock”), initially convertible into 333,333 shares of the Company’s common stock, no par value per share (“Common Stock”), and warrants to purchase shares of the Company’s Common Stock, to several purchasers (the “March 2006 Purchasers”). As part of the first closing of the Private Placement, the Company entered into the Registration Rights Agreement (“Registration Rights Agreement”), dated and effective as of February 28, 2006, among the Company and the March 2006 Purchasers, in which the Company agreed to prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement (the “Registration Statement”) covering the resale of certain of the securities issued to the Purchasers within 150 calendar days of the Closing Date.

Pursuant to the terms of the Registration Rights Agreement, unless the Registration Statement was declared effective by the SEC within 150 calendar days of the First Closing Date, the Company is required to pay liquidated damages to the March 2006 Purchasers. As of August 1, 2006, the Company did not have an effective Registration Statement, and is therefore required to pay approximately $220,000 to the March 2006 Purchasers, which constitutes a payment of partial liquidated damages in the amount of 2.0% of the aggregate purchase price paid by the March 2006 Purchasers in the first closing of the Private Placement. The Company will be required to pay approximately an additional $220,000 in partial liquidated damages on each monthly anniversary thereafter until the Registration Statement has been declared effective by the SEC. If the Company fails to pay the partial liquidated damages to the March 2006 Purchasers within seven days after the date payable, the Company is also required to pay interest thereon at a rate of 12% per annum, accruing daily from the date such partial liquidated damages are due until such amounts, plus all interest thereon, are paid in full.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

SAN HOLDINGS, INC.

By:	/s/ Robert C. Ogden
Robert C. Ogden, Chief Financial Officer and Secretary

Date: August 4, 2006